Exhibit 10.17

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of November 1, 2005, by and between Sonic Innovations, Inc., a Delaware corporation (the “Company”), and Andrew G. Raguskus (“Employee”).

In consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts at-will employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

Section 2. Duties. Employee shall serve as the executive Chairman of the Company. Employee will perform the duties attendant to his executive position with the Company under the direction of the Board of Directors of the Company. This position will not be a full-time position, but will have variable duties anticipated to average approximately one day per week.

Section 3. Term. Employee shall be an at-will employee of the Company, and Employee or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

(a) Base Salary. Beginning on January 1, 2006, Employee shall be entitled to receive a base salary of $100,000 per annum, payable in accordance with the Company’s normal payroll procedures and subject to applicable tax withholding. Until December 31, 2005, Employee shall continue to receive the same compensation, including base salary, bonus and benefits, as he has been receiving while serving as CEO.

(b) Benefits. Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate Company Board Committee with respect to programs calling for such approvals or grants and consistent with plan terms.

(c) Termination of Service as CEO. Employee shall cease to be the Chief Executive Officer of the Company effective as of October 27, 2005 and shall receive as severance for termination of his service as such a sum in cash equal to two (2) times his base salary as then in effect immediately prior to such date. The severance payment shall be made on or before December 31, 2005.

Section 5. Expenses.

It is acknowledged that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, may be required to make payments for travel, entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

Section 6. Management Continuity. The terms of Employee’s existing Management Continuity Agreement shall continue to apply to him in his role as executive Chairman.

Section 7. Confidential Information. The terms of Employee’s existing confidentiality, nondisclosure and assignment of invention agreements with the Company shall continue in full force and effect in his new role as executive Chairman.

Section 8. Noncompetition. Until two years after termination of Employee’s employment hereunder, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which (A) relate to the acquisition, consolidation or management of a hearing aid or hearing diagnostic business (the “Designated Industry”) and (B) were either conducted by the Company prior to Employee’s termination or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any customer of the Company, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee’s noncompetition obligations hereunder will not preclude Employee from owning less than 2% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. Employee will continue to be bound by the provisions of this Section 8 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 8 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 8 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 8 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

Section 9. Miscellaneous.

(a) Withholding; No Offset. All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

(b) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(c) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(f) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof

(g) Reference to Agreement. Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

(h) Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of Employer. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee’s estate. This Agreement is not otherwise assignable by Employee.

(i) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(j) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Utah, without regard to its choice of law principles.

EXECUTED as of the date first above written.

SONIC INNOVATIONS, INC.

By:
Its:

Andrew G. Raguskus

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